EXHIBIT 10.3

BROWN & BROWN, INC.

TRANSITION EQUITY BONUS

PERFORMANCE-TRIGGERED STOCK GRANT AGREEMENT

This Transition Equity Bonus Performance-Triggered Stock Grant Agreement (the “Agreement”), effective as of February 17, 2014 (the “Effective Date”), is made by and between Brown & Brown, Inc., a Florida corporation (together with its subsidiaries, the “Company”), and R. Andrew Watts, hereinafter referred to as the “Grantee” or “you.”

WHEREAS, as a result of his employment with the Company, the Grantee may suffer a financial hardship in surrendering or forfeiting certain equity compensation amounts negotiated with his prior employer Thomson Reuters Corporation; and

WHEREAS, in order to mitigate such financial hardship, and in accordance with the Executive Employment Agreement effective as of February 17, 2014, between the Company and the Grantee, the Company wishes to grant to the Grantee shares of the Company’s common stock with an aggregate value of $475,000 (based on the value of the Company’s common stock on February 14, 2014, which was the last business day preceding the Effective Date) as a transition equity bonus in the form of a stock grant under the Company’s 2010 Stock Incentive Plan (the “Plan”), and subject to certain conditions established by the Compensation Committee of the Company’s Board of Directors (the “Committee”), including a provision for forfeiture of all or a portion of the transition equity bonus in the event that all or part of the Thomson Reuters Corporation stock amount underlying the transition equity bonus (the “Thomson Reuters Stock Amount”) becomes vested.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

GRANT OF STOCK

Section 1.1 – Grant of Stock

In consideration of service to the Company and for good and valuable consideration, and as a transition equity bonus intended to mitigate the financial hardship that the Grantee may suffer in surrendering or forfeiting the Thomson Reuters Stock Amount as a result of his employment with the Company, the Company grants to the Grantee 16,047 shares of the Company’s common stock (the “Shares”) in accordance with, and subject to, the terms and conditions of the Plan, and subject to the conditions described below. The Grantee’s rights with respect to the Shares shall be governed by the terms of the Plan, this Agreement, and the Executive Employment Agreement effective as of February 17, 2014, between the Company and the Grantee.

Section 1.2 – Adjustments in Number of Shares

In the event that the shares of the Company’s common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number and kind of Shares shall be equitably adjusted to reflect such changes. Any such adjustment made by the Company’s Board of Directors or the Committee shall be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

ARTICLE II

VESTING OF SHARES

Section 2.1 – General

(a) General. The vesting of the Grantee’s rights and interest in the Shares, and the effect of termination of the Grantee’s employment or service with the Company or action by Thomson Reuters Corporation to vest all or part of the Thomson Reuters Stock Amount prior to the date on which the Shares become fully vested and nonforfeitable or are forfeited, shall be determined in accordance with this Section 2.1.

(b) Employment Condition. Subject to Section 2.1(c) of this Agreement, the Grantee’s interest in the Shares will become fully vested and nonforfeitable on February 17, 2017, provided that the Grantee has been continuously employed by the Company since the Effective Date. If the Grantee’s employment terminates for any reason before February 17, 2017, the Grantee’s interest in the Shares will be forfeited unless (i) the Grantee’s employment with the Company terminates as a result of Grantee’s death or disability, as defined in the Plan, or (ii) the Committee, in its sole and absolute discretion, waives the employment condition for the vesting of the Shares.

In the event that the Grantee’s employment with the Company terminates as a result of Grantee’s death or disability before the Grantee’s interest in the Shares becomes fully vested and nonforfeitable or is forfeited, the Shares will vest on the anniversary of the Effective Date following Grantee’s death or disability in such proportion as the number of years since February 17, 2017 bears to the number “3.”

(c) Transition Bonus Forfeiture Condition. If the Grantee’s interest in all or any portion of the Thomson Reuters Stock Amount becomes vested before the date on which the Shares or any portion of the Shares become vested and nonforfeitable in accordance with Section 2.1(b) of this Agreement, then the number of Shares that are commensurate in value with the portion of the Thomson Reuters Stock Amount that becomes vested will be forfeited. The number of Shares that will be forfeited as a result of application of this Section 2.1(c) will be the number of whole Shares which, when multiplied by the fair market value of a share of the Company’s common stock on February 14, 2014, is equal to the value of the Thomson Reuters Stock Amount (based on the value of a share of Thomson Reuters Corporation’s common stock on February 14, 2014) that becomes vested. The Grantee agrees to notify the Company of any vesting of all or any part of the Thomson Reuters Stock Amount within ten (10) days following such vesting event.

(d) Issuance of Stock Certificates. A certificate representing the vested Shares will be transferred to the Grantee as soon as practicable after satisfaction of all conditions set forth in Section 2.1(b) of this Agreement, subject to the provisions of Section 2.1(c) (“Transition Bonus Forfeiture Condition”) and Section 3.3 (“Withholding”).

(e) Dividend Rights. If a cash dividend is declared on shares of the Company’s common stock after the Effective Date, but before the Grantee’s interest in the Shares becomes fully vested and nonforfeitable or is forfeited, the Company will pay the cash dividend directly to the Grantee with respect to the Shares. If a stock dividend is declared after the Effective Date, but before the Grantee’s interest in the Shares becomes fully vested and nonforfeitable or is forfeited, the stock dividend will be treated as part of the grant of that portion of the related Shares, and the Grantee’s interest in such stock dividend will become nonforfeitable or be forfeited at the same time as the Shares with respect to which the stock dividend was paid becomes nonforfeitable or is forfeited for any reason, including but not limited to the application of Section 2.1(c) of this Agreement (“Transition Bonus Forfeiture Condition”). The disposition of each other form of dividend that may be declared after the Effective Date, but before the Grantee’s interest in the Shares becomes fully vested and nonforfeitable or is forfeited will be made in accordance with such rules as the Committee may adopt with respect to such dividend.

(f) Voting Rights. The Grantee will be allowed to exercise voting rights with respect to the Shares even though the Grantee’s interest in such Shares has not yet become fully vested and nonforfeitable.

ARTICLE III

MISCELLANEOUS

Section 3.1 – Administration

The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent with the Plan and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or any similar agreement to which the Company is a party.

Section 3.2 – Grants Not Transferable

Neither the Shares nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 3.3 – Withholding

The Grantee shall pay all applicable federal and state income and employment taxes which the Company is required to withhold at any time with respect to the Shares. Such payment shall be made in full by the deduction from the number of vested Shares otherwise deliverable by Company upon vesting and nonforfeitability of any portion of the Shares the smallest number of whole shares which, when multiplied by the fair market value of a share of the Company’s common stock on the vesting date, is sufficient to satisfy the amount of such tax withholding requirement. Grantee’s entry into this Agreement shall confirm Grantee’s instruction and authorization to the Company to satisfy withholding obligations with respect to the Shares in this manner.

Section 3.4 – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Grantee shall be addressed to the address on file for the Grantee with the Company’s Employee Compensation (Payroll) Department. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to such party. Any notice required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

Section 3.5 – Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 3.6 – Disposition

Upon receipt of any of the Shares as a result of the satisfaction of all conditions to the Grant, the Grantee shall, if requested by the Company in order to assure compliance with applicable law, hold such Shares for investment and not with the view toward resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement signed by the Grantee and satisfactory to the Company to that effect. The

Grantee shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Grantee in such disposition or other transfer.

Section 3.7 – Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

Section 3.8 – Severability

If any provision, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions, or any part thereof, all of which shall remain in full and effect.

Section 3.9 – Entire Agreement; Amendments

This Agreement (including any documents or instruments referred to herein) constitutes the entire agreement regarding the Shares among the parties and supersedes all prior agreements, and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by a written instrument signed on behalf of all of the parties hereto.

Section 3.10 – Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to choice of law principles.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

BROWN & BROWN, INC.

By:	/s/ J. Powell Brown
J. Powell Brown
President and Chief Executive Officer

GRANTEE

/s/ R. Andrew Watts
R. Andrew Watts